Exhibit 99.1
Contact:
Investor Relations
(303) 222-7276
InvestorRelations@CoreSite.com
CORESITE REALTY CORPORATION REPORTS THIRD QUARTER 2010 RESULTS
Denver, CO — November 12, 2010 — CoreSite Realty Corporation (the “Company”) (NYSE: COR), a national provider of powerful, network-rich data centers, today announced results for the three and nine months ended September 30, 2010.
Quarter Highlights
•	Completed initial public offering (“IPO”) with proceeds of $289.2 million net of underwriting discounts and commissions

•	Signed new and expansion data center leases totaling 26,949 Net Rentable Square Feet (“NRSF”)

•	Realized 23.6% average increase in rental rates on a GAAP basis for leases renewed during the quarter and achieved a retention ratio in excess of 80%

•	Delivered 14,079 NRSF of redeveloped data center space and 11,039 NRSF of ancillary office space
“Our company posted a solid quarter. We completed our IPO, advanced our leasing efforts and delivered valuable inventory at a very competitive cost.” said Tom Ray, President and CEO. “We also executed on our strategy to recapture lower-yielding space and re-lease it at higher-yielding current market rates. With our IPO complete, we benefit from a conservatively leveraged balance sheet, positioning us favorably for growth. We have several meaningful avenues of growth as we continue to capture the mark-to-market opportunity on our existing leases, lease-up our 210,649 NRSF of readily available data center space, and deliver our development and redevelopment projects as market demand and leasing success warrant.”
Financial and Operating Results
On September 28, 2010, the Company closed on its initial public offering of common stock. The Company’s financial condition as of September 30, 2010 and results of operations for the three and nine month periods ending September 30, 2010 reflect the financial condition of the consolidated CoreSite Predecessor entities, together with the CoreSite Acquired Properties from the date of their acquisition, September 28, 2010.
The Company reported a loss of $0.3 million, or $0.40 per diluted share, in funds from operations (“FFO”)i, for the three months ended September 30, 2010, as compared to FFO of $0.5 million for the three months ended September 30, 2009. The third quarter 2010 results include increased costs related to the IPO and associated financing transactions, including acquisition costs and general and administrative charges totaling $4.2 million, or $6.55 per diluted share. A reconciliation of net income to FFO, a non-GAAP financial measure, appears at the end of this release.

The Company generated FFO of $6.7 million for the nine months ended September 30, 2010, as compared to $1.2 million for the nine months ended September 30, 2009.
The Company reported a net loss of $5.1 million, or $3.14 per diluted share, for the three months ended September 30, 2010, compared to a $2.3 million loss for the CoreSite Predecessor for the three months ended September 30, 2009. For the nine months ended September 30, 2010, the Company reported a net loss of $5.1 million, or $9.14 per diluted share, compared to a $6.9 million loss for the CoreSite Predecessor for the nine months ended September 30, 2009.
Operating revenue for the three months ended September 30, 2010 increased 89.2% to $14.1 million, as compared to $7.5 million for the three months ended September 30, 2009. The third quarter 2010 results include rental revenue of $9.3 million, power revenue of $3.6 million, tenant reimbursements of $0.7 million and other revenue of $0.5 million, primarily from interconnection services. The year-over-year increase was due primarily to $4.4 million of increased rental revenue and $1.6 million of increased power revenue from the placement into service and subsequent leasing of 2901 Coronado during the second quarter of 2010 and the acquisition of the CoreSite Acquired Properties.
Because the third quarter results referenced above do not reflect a full quarter of combined operations for the CoreSite Predecessor and the Acquired Properties, and do reflect significant expenses related to the initial public offering and the acquisition of the Acquired Properties, results for subsequent periods are expected to provide more meaningful insight into the financial and operational activities of the Company.
Leasing Activity
During the quarter, the Company signed new and expansion leases totaling 40,466 NRSF across the Predecessor and Acquired Properties. This includes data center leases totaling 26,949 NRSF at a weighted-average cash rental rate of $141 per NRSF per year. Data center leases that commenced during the quarter totaled 13,524 NRSF at a weighted-average cash rental rate of $153 per NRSF per year. Further, the Company executed and commenced a lease for 13,517 NRSF of office space at 55 South Market in San Jose, California.
The Company also signed 38,502 NRSF of renewal leases in the quarter, achieving a retention ratio exceeding 80.0%. Leases renewed during the quarter reflect a 23.6% increase in average rental rate compared to the expiring lease rate on a GAAP basis and a 17.7% average increase on a cash basis.
Leases terminating during the quarter totaled 19,127 NRSF. Lease expirations with two customers comprised 77.2% of these terminations on an NRSF basis. Both of these terminations were anticipated by the Company. The annualized rent per NRSF previously paid under the expired leases of these two customers was on average 62.1% below the weighted average annualized rent per NRSF achieved on new and expansion leases executed in each respective building over the nine months ended September 30, 2010.

Development Activity
During the quarter, the Company completed a redevelopment project at 70 Innerbelt, an operating data center facility in the greater Boston area, delivering 14,079 NRSF of data center space plus 11,039 NRSF of office space to accommodate the needs of data center customers. The data center component of this project was completed at a cost of $5.5 million. As of September 30, 2010, the Company had 173,139 NRSF of development and redevelopment projects that had commenced or were planned to commence prior to December 31, 2011, at a total estimated cost of $132.1 million. Of this, at September 30, 2010, we had commenced construction on 93,544 NRSF at a total estimated cost of $72.6 million, with construction on the remaining 79,595 NRSF expected to commence prior to December 31, 2011, at a projected cost of $59.5 million.
Balance Sheet and Financing Activity
On September 28, 2010, the Company closed on its IPO and issued 19,435,000 shares of common stock in exchange for proceeds of $289.2 million net of underwriting discounts and commissions of $21.8 million. The offering included 2,535,000 shares issued upon exercise of the underwriters’ over-allotment option, which was exercised in full. Additionally, the Company completed the following transactions: (1) its Operating Partnership acquired 100% of the ownership interests in the entities that owned the CoreSite Predecessor and the CoreSite Acquired Properties from the Carlyle real estate funds and their affiliates in exchange for 34,600,000 Operating Partnership units; (2) concurrently with the closing of the IPO, the Company used a portion of the cash proceeds to purchase from the Carlyle real estate funds and their affiliates 8,435,000 Operating Partnership units for an aggregate purchase price of $125.5 million; and (3) the Company purchased an additional 11,000,000 newly-issued Operating Partnership units from its Operating Partnership for a purchase price of $163.7 million.
Concurrent with the closing of the IPO, the Company used a portion of the cash proceeds to repay $92.6 million in outstanding mortgages and notes payable, resulting in $125.6 million of debt outstanding as of September 30, 2010. The weighted average interest rate on the Company’s outstanding debt balance at September 30, 2010 was 3.11%. Subsequent to the end of the third quarter, the Company executed an interest rate swap, which effectively fixed the interest rate on $60 million of floating rate debt. Including the swap, the Company’s weighted average interest rate on the outstanding debt balance would have been 3.23% at September 30, 2010.
During the quarter, the Company entered into a $110.0 million secured credit facility with an accordion feature to increase the availability to $200.0 million. The facility has an initial maturity date of September 28, 2013, with a one-time extension option to March 28, 2014. As of September 30, 2010, the Company had not drawn any funds under the facility.
Conference Call Details
CoreSite will host a conference call today at 12:00 P.M. (Eastern time). The call can be accessed live over the phone by dialing (888) 500-6973, or for international callers, (719) 325-2289. A replay will be available shortly after the call and can be accessed by dialing (877) 870- 5176, or for international callers, (858) 384-5517. The passcode for the replay is 5484557. The replay will be available until November 26, 2010.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.coresite.com and clicking on the “Investors” tab. The on-line replay will be available for a limited time beginning immediately following the call.
About CoreSite Realty Corporation
CoreSite Realty Corporation (NYSE: COR) delivers powerful, network-rich data centers that optimize, secure and interconnect the mission-critical IT assets of the world’s top organizations. 600+ customers, including Global 1000 enterprises, cloud providers, financial firms, and Government agencies, choose CoreSite for reliability, service and expertise in delivering customized, flexible data center solutions. CoreSite offers private data centers and suites, cage-to-cabinet colocation, and interconnection services, such as Any2, CoreSite’s Internet exchange. The company’s portfolio comprises more than two million square feet, including space held for redevelopment and development, and provides access to over 200+ network service providers via 11 data centers in seven key U.S. economic centers. Obtain more information at www.CoreSite.com.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the Company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the Company’s failure to obtain necessary outside financing; the Company’s failure to qualify or maintain our status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s final prospectus dated September 22, 2010, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

CORESITE REALTY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	The Company	The Predecessor
	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Investments in real estate
Land	$84,738	$43,186
Building & building improvements	442,197	137,158
Leasehold improvements	77,752	30,782

	604,687	211,126
Less: Accumulated depreciation and amortization	(25,720)	(16,207)

Net income producing properties	578,967	194,919
Construction in progress	8,383	23,136

Net investments in real estate	587,350	218,055
Cash and cash equivalents	82,042	7,466
Restricted cash	15,983	1,057
Accounts and other receivables, net of allowance for doubtful accounts of $336 and $271 as of September 30, 2010 and December 31, 2009, respectively	5,368	1,566
Deferred rent receivable	5,180	3,413
Lease intangibles, net of accumulated amortization of $5,511 and $4,829 as of September 30, 2010 and December 31, 2009, respectively	83,582	2,140
Deferred leasing costs, net of accumulated amortization of $2,781and $1,571 as of September 30, 2010 and December 31, 2009, respectively	8,049	5,055
Deferred financing costs, net of accumulated amortization of $633 and $859 as of September 30, 2010 and December 31, 2009, respectively	3,824	448
Goodwill	40,191	—
Other assets	3,494	220

Total assets	$835,063	$239,420

LIABILITIES AND STOCKHOLDERS’ EQUITY AND MEMBER’S EQUITY
Mortgage loans payable	$123,977	$62,387
Accounts payable and accrued expenses	16,967	6,449
Due to related parties	—	6
Deferred rent payable	1,910	1,733
Acquired below-market lease contracts, net of accumulated amortization of $3,866 and $3,260 as of September 30, 2010 and December 31, 2009, respectively	17,538	2,459
Prepaid rent and other liabilities	7,383	4,048

Total liabilities	167,775	77,082
Redeemable noncontrolling interests	429,845	—
Stockholders’ equity and member’s equity
Member’s equity	—	162,338
Common stock, par value $0.01, 100,000,000 shares authorized and 19,458,605 shares issued and outstanding at September 30, 2010	194	—
Additional paid-in capital	239,223	—
Accumulated deficit	(1,974)	—

Total stockholders’ equity and member’s equity	237,443	162,338

Total liabilities, redeemable noncontrolling interests and stockholders’ equity and member’s equity	$835,063	$239,420

CORESITE REALTY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except share and per share data)

	The Company	The Predecessor	The Company	The Predecessor
	Three Months	Three Months Ended	Nine Months Ended	Nine Months Ended
	Ended September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Operating revenues:
Rental revenue	$9,348	$4,984	$24,377	$12,942
Power revenue	3,598	1,957	8,520	5,009
Tenant reimbursement	703	260	1,406	835
Other revenue	490	272	1,254	1,050

Total operating revenues	14,139	7,473	35,557	19,836
Operating expenses:
Property operating and maintenance	5,806	3,742	14,272	10,329
Real estate taxes and insurance	450	431	1,262	1,333
Management fees to related party	1,287	585	3,582	1,499
Depreciation and amortization	4,900	2,835	11,848	8,114
Sales and marketing	65	32	125	95
General and administrative	1,997	833	2,498	1,467
Transaction costs	3,275	—	3,275	—
Rent	787	699	2,177	2,137

Total operating expenses	18,567	9,157	39,039	24,974

Operating loss	(4,428)	(1,684)	(3,482)	(5,138)
Interest income	2	1	2	2
Interest expense	(680)	(599)	(1,590)	(1,777)

Net loss	$(5,106)	$(2,282)	$(5,070)	$(6,913)
Net loss attributable to redeemable noncontrolling interests	(3,096)	—	(3,096)	—

Net loss attributable to controlling interests	$(2,010)	$(2,282)	$(1,974)	$(6,913)

Basic and diluted loss per common share
Net loss attributable to controlling interests per common share	$(3.14)	N/A	$(9.14)	N/A

Weighted average common shares outstanding	640,893	N/A	215,978	N/A

Reconciliation to FFO

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009
Net income (loss)	$(5,106)	$(2,282)	$(5,070)	$(6,913)
Real estate depreciation and amortization	4,852	2,815	11,747	8,067

FFO	$(254)	$533	$6,677	$1,154

[i]
CoreSite Realty Corporation considers FFO to be a supplemental measure of performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. The Company calculates FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

The Company offers this measure because management recognizes that FFO will be used by investors as a basis to compare operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of the properties, all of which have real economic effect and could materially impact financial condition and results from operations, the utility of FFO as a measure of performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund cash needs, including the ability to pay dividends or make distributions. In addition, the Company’s calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently. Investors in the Company’s securities should not rely on these measures as a substitute for any GAAP measure, including net income.